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                                                                       EXHIBIT 1

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                           (HFC REVOLVING CORPORATION)



         HFC Revolving Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

         FIRST: That the Board of Directors of the Corporation by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendments to the Certificate of Incorporation of the Corporation.

         RESOLVED, that Article FOURTH of the Certificate of Incorporation be amended by deleting and restating such Article to read, in its entirety, as follows:

                  FOURTH. The amount of the total authorized capital stock of the Corporation is One Thousand Ten Dollars ($1,010.00) consisting of :
         One Thousand Shares (1,000) of a class of common stock of the par value of One Dollar ($1.00) per share designated as Common Stock. One Share
         (1) of a class of special voting preferred stock of the par value of One Dollar ($1.00) per share designated as Class SV Preferred Stock; One Share (1) of a class of special voting preferred stock of the par value of One Dollar ($1.00) per share designated as Class SV-A Preferred Stock; One Share (1) of a class of special voting preferred stock of the par value of One Dollar ($1.00) per share designated as Class SV-B Preferred Stock; One Share (1) of a class of special voting preferred stock of the par value of One Dollar ($1.00) per share designated as Class SV-C Preferred Stock; One Share (1) of a class of special voting preferred stock of the par value of One Dollar ($1.00) per share designated as Class SV-D Preferred Stock; One Share (1) of a class of special voting preferred stock of the par value of One Dollar ($1.00) per share designated as Class SV-E Preferred Stock; One Share
         (1) of a class of special voting preferred stock of the par value of One Dollar ($1.00) per share designated as Class SV-F Preferred Stock; One Share (1) of a class of special voting preferred stock of the par value of One Dollar ($1.00) per share designated as Class SV-G Preferred Stock; One Share (1) of a class of special voting preferred stock of the par value of One Dollar ($1.00) per share designated as Class SV-H Preferred Stock and One Share (1) of a class of special voting preferred stock of the par value of One Dollar ($1.00) per share designated as Class SV-I Preferred Stock.

                  The holder of Common Stock shall be entitled to all of the rights and privileges pertaining to common stock without any limitations, prohibitions, restrictions, or qualifications under the General Corporation Law of the State of Delaware.


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                  The holder of the Class SV Preferred Stock, the holder of the
         Class SV-A Preferred Stock, the holder of the Class SV-B Preferred Stock, the holder of the Class SV-C Preferred Stock, the holder of the Class SV-D Preferred Stock, the holder of the Class SV-E Preferred Stock, the holder of the Class SV-F Preferred Stock, the holder of the Class SV-G Preferred Stock, the holder of the Class SV-H Preferred Stock and the holder of the Class SV-I Preferred Stock shall not be entitled to any rights or privileges (including, but not limited to, rights of the holder to receive dividends) under the General Corporation Law of the State of Delaware except that the holder of each such class shall be entitled to vote with respect to any matters to come before the stockholders of the Corporation with respect to the consent of all holders of the Class SV Preferred Stock, all holders of the Class SV-A Preferred Stock, all holders of the Class SV-B Preferred Stock, all holders of the Class SV-C Preferred Stock, all holders of the Class SV-D Preferred Stock, all holders of the Class SV-E Preferred Stock, all holders of the Class SV-F Preferred Stock, all holders of the Class SV-G Preferred Stock, all holders of the Class SV-H Preferred Stock and all holders of the Class of SV-I Preferred Stock required by Article Fifteenth hereof and shall be entitled to receive only upon liquidation an amount equal to One Dollar ($1.00) per share, which is to be received prior to any distribution to holders of Common Stock.

         FURTHER RESOLVED, that Article FIFTEENTH of the Certificate of Incorporation be amended by deleting and restating such paragraph to read, in its entirety, as follows:

                  FIFTEENTH. Notwithstanding any other provision of the Certificate of Incorporation and any provision of law that otherwise so empowers the Corporation, the Corporation shall not, without the unanimous consent of all of the holders of the Class SV Preferred Stock, Class SV-A Preferred Stock, Class SV-B Preferred Stock, Class SV-C Preferred Stock, Class SV-D Preferred Stock, Class SV-E Preferred Stock, Class SV-F Preferred Stock, Class SV-G Preferred Stock, Class SV-H Preferred Stock and Class SV-I Preferred Stock of the Corporation, institute proceedings to be adjudicated insolvent, or consent to the institution of any bankruptcy or insolvency case or proceedings against it, or file or consent to a petition under any applicable federal or state law relating to bankruptcy, seeking the Corporation's liquidation or reorganization or any other relief for the Corporation as debtor, or consent to the appointment of a receiver, liquidator, assignee, trustee, custodian or sequestrator (or other similar official) of the Corporation or a substantial part of its property, or make any assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take any corporate action in furtherance of any such action. This Article Fifteenth may not be amended without the consent of all the stockholders of the Corporation entitled to vote on the matters contained in this Article Fifteenth.

         SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provision of Section 228 of the General Corporation Law of the State of Delaware.

         THIRD: That the aforesaid amendments to the Certificate of Incorporation, set forth in Paragraph FIRST hereinabove, has been duly adopted in accordance with the provision of Sections 242 AND 228 of the General Corporation Law of the State of Delaware.



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         IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by S.H. Smith, its Vice President, Assistant Treasurer and Director, and by J.S. Vander Linde, its Assistant Secretary, this 12th day of March, 2002.

                                  HFC REVOLVING CORPORATION



                                  By: /s/ S.H. Smith
                                      --------------------------------
                                      S.H. Smith
                                      Vice President and Assistant Treasurer


ATTEST:


/s/ J.S. Vander Linde
---------------------
J.S. Vander Linde
Assistant Secretary